As filed with the Securities and Exchange Commission on October 16, 2015

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKARI THERAPEUTICS, PLC

(Exact name of registrant as specified in its charter)

England and Wales	98-1034922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Gridiron Building

One Pancras Square

C/O Pearl Cohen Zedek Latzer Baratz UK LLP

London, N1C 4AG, United Kingdom

(Address, including zip code, of principal executive offices)

AKARI THERAPEUTICS, PLC

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Gur Roshwalb, M.D., Chief Executive Officer

Akari Therapeutics, plc

24 West 40th Street

New York, NY 10018

Telephone: (646) 350-0702

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Telephone: (212) 935-3000

Facsimile: (212) 983-3115

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary Shares, par value £0.01 per share (1)	135,277,420 shares	$0.3221 - $0.1999	$33,619,814	$3,385.52

(1)	American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares, par value £0.01 per share (“Ordinary Shares”), of Celsus Therapeutics PLC (the “Registrant”) are registered on a separate registration statement. Each ADS represents one hundred (100) Ordinary Shares.
(2)

The number of Ordinary Shares of Akari Therapeutics, plc. (the “Registrant”) stated above consists of the aggregate number of additional shares which may be sold (i) upon the exercise of options which have been granted under the Akari Therapeutics, plc Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) (53,828,625 shares), and (ii) upon the exercise of options or issuance of stock-based awards which may hereafter be granted under the 2014 Plan (81,448,795 shares). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the 2014 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2014 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2014 Plan are based upon the weighted-average exercise price of such outstanding options, and (b) for shares reserved for future grant or issuance under the 2014 Plan are based on the average of the high and low sales prices of the ADSs, as reported on the Nasdaq Capital Market as of a date (October 9, 2015) within five business days prior to filing this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share (3)	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2014 Plan	53,828,625 (4)	$0.3221 (3)(a)	$17,338,200
Shares reserved for future grant under the 2014 Plan	81,448,795 (4)	$0.1999 (3)(b)	$16,281,614
Proposed Maximum Aggregate Offering Price			$33,619,814
Registration Fee			$3,385.52

(4)	Consists of an additional 135,277,420 shares reserved for issuance under the 2014 Plan as a result of the increase in shares reserved under the 2014 Plan approved by the Registrant’s shareholders at the Registrant’s General Meeting of Shareholders held on September 16, 2015.

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 135,277,420 additional shares of the Registrant’s Ordinary Shares reserved under the Akari Therapeutics, plc. Amended and Restated Equity Incentive Plan (the “2014 Plan”) approved by the Registrant’s shareholders at the Registrant’s General Meeting of Shareholders held on September 16, 2015. This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 of the Registrant relating to an employee benefit plan is effective (SEC File No. 333-198109). The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-198109) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

Part I

The information required by Part I to be contained in a Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, as amended, and the “Note” to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents previously filed by the Company with the Commission:

• Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 11, 2015;

• Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 12, 2015 and August 12, 2015, respectively;

• Current Reports on Form 8-K and 8-K/A filed on February 17, 2015, April 13, 2015, May 1, 2015, July 13, 2015, July 15, 2015, August 18, 2015, September 1, 2015, September 15, 2015, September 21, 2015, September 22, 2015 and October 16, 2015; and

• the description of the Company’s ADSs, which are registered under Section 12 of the Exchange Act, in the Company’s registration statement on Form 8-A as filed on January 30, 2014, including any amendment or report filed for the purpose of updating such descriptions.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities have been offered and sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents (other than information that is furnished in such documents but deemed by the rules of the SEC not to have been filed). Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on October 16, 2015.

AKARI THERAPEUTICS, PLC

By	/s/ Gur Roshwalb, M.D.
Gur Roshwalb, M.D.
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Gur Roshwalb, M.D. and Dov Elefant, and each of them singly, her or his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Akari Therapeutics, plc, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Gur Roshwalb	Chief Executive Officer and Director
Gur Roshwalb	(principal executive officer)	October 16, 2015

/s/ Dov Elefant	Chief Financial Officer
Dov Elefant	(principal financial officer and principal accounting officer)	October 16, 2015

/s/ Ray Prudo	Executive Chairman of the Board
Ray Prudo		October 16, 2015

/s/ Mark S. Cohen	Vice Chairman of the Board
Mark S. Cohen		October 16, 2015

/s/ Stuart Ungar	Director
Stuart Ungar		October 16, 2015

/s/ James Hill	Director
James Hill		October 16, 2015

/s/ Clive Richardson	Director
Clive Richardson		October 16, 2015

/s/ Allan Shaw	Director
Allan Shaw		October 16, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1

Memorandum of Association of Akari Therapeutics, Plc (formerly Celsus Therapeutics Plc) (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F (No. 000-54749) filed on June 28, 2012).

3.2	New Articles of Association of Akari Therapeutics, Plc (formerly Celsus Therapeutics Plc) (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F (No. 000-54749) filed on June 28, 2012).

4.1	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012).

4.2	Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013).

4.3	Form of Amendment No. 2 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015).

4.4	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015).

4.5*	Amended and Restated 2014 Equity Incentive Plan

5.1*	Opinion of DLA Piper UK LLP.

23.1*	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, Independent Registered Public Accounting Firm.

23.2*	Consent of BDO AG, Independent Registered Public Accounting Firm.

23.3*	Consent of DLA Piper UK LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

*Filed herewith